Exhibit 10.3

FIRST AMENDMENT TO AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This FIRST Amendment to AMENDED AND RESTATED Employment Agreement (this “Amendment”) is made and entered as of this 5th day of January, 2015, (the “Amendment Effective Date”) by and between InspireMD, Inc., a Delaware corporation (the “Company”), and Craig Shore (the “Executive”) for purposes of amending that certain Amended and Restated Employment Agreement dated as of May 5, 2014, by and between the Company and the Executive (the “Agreement”). Terms used in this Amendment with initial capital letters that are not otherwise defined herein shall have the meanings ascribed to such terms in the Agreement.

WHEREAS, Section 7.5 of the Agreement provides that the parties to the Agreement may amend the Agreement in a writing signed by the parties; and

WHEREAS, the parties hereto desire to amend the Agreement in certain respects.

NOW THEREFORE, pursuant to Section 7.5 of the Agreement, and for good and valuable consideration, the sufficiency of which is hereby acknowledged, the Company and the Executive agree as follows:

1.           Section 2.3 of the Agreement is hereby amended as of the Amendment Effective Date by deleting said section in its entirety and substituting in lieu thereof the following new Section 2.3:

2.3 Bonus or other Incentive Compensation. During the Term, the Executive shall be eligible to receive annual bonus compensation in an amount equal to 45% of his then-base salary (the “Annual Bonus”) upon the achievement of reasonable target objectives and performance goals as may be determined by the Board in consultation with the Executive (the “Goals”). The Goals shall be based 40% on financial target objectives, 20% on pipeline target objectives (by way of example, for 2014, the Carotid launch, DES project definition, and Peripheral CE Mark), 20% on clinical target objectives (by way of example, for 2014, MASTER II enrollment and Carotid CARE study enrollment), and 20% on partnership target objectives (by way of example, for 2014, the execution of two partnership agreements). Further, the financial target objectives shall be based 75% on the Company’s revenues and 25% on cash management. The Executive shall be eligible to receive 100% of the Annual Bonus if he achieves 100% of the Goals. If the Executive achieves less than 100%, then the Executive shall be eligible to receive the corresponding percentage of the Annual Bonus. By way of example and for illustrative purposes only, if the Executive achieves 85% of the Goals, then he would be eligible to receive 85% of the Annual Bonus. In the event the Executive’s actual performance exceeds the Goals, the Board may, in its sole discretion, pay the Executive bonus compensation of more than 100% of the Annual Bonus. In each case, the Annual Bonus shall be payable in accordance with the Company’s annual bonus plan (the “Bonus Plan”). Amounts payable under the Bonus Plan shall be determined by the Board and shall be payable following such fiscal year and no later than two and one-half months after the end of such fiscal year. The Executive’s Annual Bonus shall be reviewed annually by the Chief Executive Officer for increase in the amount of the percentage of his then-base salary (but not decrease), as well as the criteria and corresponding percentages for the Goals, as part of the Company’s annual compensation review. In addition to the Annual Bonus, the Executive shall be eligible to receive such additional bonus or incentive compensation as the Board may establish from time to time in its sole discretion. Any bonus or incentive compensation under this Section 2.3, the Bonus Plan or otherwise is referred to herein as “Incentive Compensation.” Stock-based compensation shall not be considered Incentive Compensation under the terms of this Agreement unless the parties expressly agree otherwise in writing. The payment of any Incentive Compensation shall be subject to all federal, state and withholding taxes, social security deductions and other general taxes and any other withholding obligations required by applicable law. Payment of Incentive Compensation with respect to a particular calendar year during the Term does not guarantee the award or payment of Incentive Compensation in any subsequent calendar year.

2.           Except as expressly amended by this Amendment, the Agreement shall continue in full force and effect in accordance with the provisions thereof.

3.           In the event of a conflict between the Agreement and this Amendment, this Amendment shall govern.

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IN WITNESS WHEREOF, the parties have executed this First Amendment to Amended and Restated Employment Agreement as of the Amendment Effective Date.

THE COMPANY:

INSPIREMD, INC.

By:	/s/ Alan W. Milinazzo
Name:	Alan W. Milinazzo
Title:	President and Chief Executive Officer

EXECUTIVE:

/s/ Craig Shore
Craig Shore